Exhibit 10.2
[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II)  WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

FIRST AMENDMENT TO OFFICE LEASE
This FIRST AMENDMENT TO OFFICE LEASE (this "First Amendment") is made and entered into as of the 14th day of April, 2020, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and EVOFEM BIOSCIENCES, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant entered into that certain Office Lease dated October 3, 2019 (the " Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of approximately 24,474 rentable square feet of space (the "Existing Premises"), designated in the Lease as Suite 600, on the sixth (6th) floor of that certain building (the "Building") located at 12400 High Bluff Drive, San Diego, California 92130.
B.    Tenant has exercised its First Refusal Right pursuant to Section 1.4 of the Lease, with respect to the Expansion Premises (defined below). Accordingly, Landlord and Tenant desire (i) to expand the Existing Premises to include that certain space consisting of 8,816 rentable square feet of space (the "Expansion Premises"), on the sixth (6th) floor of the Building, as delineated on Exhibit A attached hereto and made a part hereof, and (ii) to make other modifications to the Lease, and (iii) in connection therewith, to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.
2.    Modification of Premises. The "Expansion Commencement Date" shall be the earlier to occur of (i) the date of Substantial Completion of the Improvements in the Expansion Premises (excepting any industry standard punchlist items), and (ii) September 1, 2020, [***].

3.    Base Rent.
3.1.    Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall pay Base Rent for the Existing Premises in accordance with the terms of the Lease.
3.2.    Expansion Premises.
3.2.1    In General. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot*
Expansion Commencement Date – March 31, 2021◊	$518,380.80	$43,198.40	$4.90
April 1, 2021 – March 31, 2022	$533,932.20	$44,494.35	$5.05**
April 1, 2022 – March 31, 2023	$549,950.16	$45,829.18	$5.20**
April 1, 2023 – March 31, 2024	$566,448.72	$47,204.06	$5.35**
April 1, 2024 – March 31, 2025	$583,442.16	$48,620.18	$5.51**
April 1, 2025 – September 30, 2025	$600,945.48	$50,078.79	$5.68**
◊ [***].
* The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Expansion Premises, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). In all subsequent Base Rent payment periods during the Expansion Term commencing on April 1, 2021, the calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).
** The amounts identified in the column entitled "Monthly Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only.
Concurrently with Tenant's execution of this First Amendment, Tenant shall pay to Landlord the monthly installment of Base Rent payable for the Expansion Premises for the first (1st) full month of the Expansion Term.

3.2.2    Rent Abatement. Notwithstanding anything to the contrary in this First Amendment, provided that no event of default is occurring beyond the expiration of any applicable notice and cure period, with respect to the Expansion Base Rent Abatement Period, Tenant shall not be obligated to pay Base Rent otherwise attributable to the Expansion Premises (the "Expansion Base Rent Abatement"). Tenant acknowledges and agrees that during such Expansion Base Rent Abatement Period, such abatement of Base Rent for the Expansion Premises shall have no effect on the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of the Lease, as amended, which increases shall be calculated without regard to such Expansion Base Rent Abatement. Tenant acknowledges and agrees that the foregoing Expansion Base Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as amended. If Tenant shall be in default under the Lease, as amended, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, as amended, or if the Lease, as amended, is terminated for any reason other than Landlord's breach of the Lease, as amended, then the dollar amount of the unapplied portion of the Expansion Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The foregoing Expansion Base Rent Abatement right set forth in this Section 3.2.2 shall be personal to the Original Tenant and its Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or its Permitted Transferee Assignee (and not any assignee, or any sublessee or other transferee of the Original Tenant's interest in the Lease, as amended) is the Tenant under the Lease, as amended, during such Expansion Base Rent Abatement Period.
4.    Tenant's Share of Direct Expenses. Tenant shall pay Tenant's Share of Direct Expenses in connection with, collectively, the Existing Premises and the Expansion Premises throughout the Lease Term in accordance with the terms of the Lease, provided that, effective as of the Expansion Commencement Date, Tenant's Share shall equal [***] with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises).
5.    Condition of Premises.
5.1.    Existing Premises. Except as expressly set forth in the Lease to the contrary, Landlord makes no representation, warranty or promise as to the condition of the Existing Premises, the Building, or the Project or their suitability for the purpose intended by Tenant, and Landlord and Tenant acknowledge that Tenant shall continue to accept the Existing Premises, the Building and Project in their then presently existing, "as is" condition, pursuant to the Lease, but subject to the express obligations of Landlord specifically set forth in the Lease and in Section 7 of this First Amendment, below, pertaining to the condition of the Existing Premises. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises, except as set forth in the Lease (including the Work Letter attached to the Lease as Exhibit B).

5.2.    Expansion Premises. Except as expressly set forth in the Lease, as hereby amended, to the contrary, (i) Landlord makes no representation, warranty or promise as to the condition of the Expansion Premises or the suitability for the purpose intended by Tenant, (ii) Tenant shall continue to accept the Expansion Premises in its presently existing, "as is" condition, and (iii) Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises beyond those identified in this First Amendment.
6.    Improvements; Allowances. Notwithstanding any provision to the contrary contained herein or in the Lease, the Improvement Allowance is hereby increased by Three Hundred Eight Thousand Five Hundred Sixty and No/100 Dollars ($308,560.00) applicable to the Expansion Premises and an additional One Hundred and Twenty Two Thousand Three Hundred Seventy and No/100 Dollars ($122,370.00) applicable to the Existing Premises, all of which may be used to improve any portion of the Premises. [***].
7.    Landlord Work. Notwithstanding anything to the contrary in the Lease, Landlord shall not construct the Demising Walls pursuant to Section 1.1 of the Work Letter to the extent that such construction would have provided for the separation of the Existing Premises (including systems and facilities serving the Existing Premises) from the Expansion Premises.
8.    [***].
9.    Deletions. Section 1.4 of the Lease and Exhibit A-1 attached to the Lease are hereby deleted in their entirety and of no further force or effect. All provisions of the Lease referring to portions of the Premises (as expanded hereby) as the “Temporary Space” (including, without limitation, Section 1.3 of the Work Letter) are hereby deleted and of no further force or effect. The final sentence of Section 4.2.1 of the Work Letter is hereby deleted in its entirety and of no further force or effect. The final sentence of Section 5.3 of the Work Letter is hereby deleted in its entirety.
10.    [***].
11.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than [***] (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers. Landlord shall pay a commission to the Brokers in connection with this First Amendment pursuant to the terms of a separate written agreement between Landlord and each of the Brokers. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
12.    Parking. Notwithstanding anything to the contrary contained in the Lease, commencing as of the Expansion Commencement Date, Tenant shall have the right, but not the obligation, to use up to [***] additional unreserved parking passes beyond those already identified in the Lease, of which, at Tenant's discretion from time to time, up to [***] of such additional parking passes may be used by Tenant as reserved parking spaces at a rate of [***] per month per space, with respect to the Expansion Premises (the "Expansion Parking Passes"), subject to and in accordance with the terms and conditions of Article 28 the Lease.
13.    Letter of Credit. Notwithstanding anything to the contrary in the Lease, the L-C under the Lease shall be increased by $50,000.00, so that the new L-C Amount under the Lease, as amended, shall initially equal $800,000.00. Tenant shall deliver to Landlord, within thirty (30) days of the mutual execution and delivery of this First Amendment, an amendment to the L-C increasing the amount of the L-C to the L-C Amount (i.e., $800,000.00), in the form required by the Lease. Notwithstanding anything to the contrary in the Lease, the table in Section 21.3.2 of the Lease shall be replaced with the following:

Date of Reduction	Resulting L-C Amount
Fourth (4th) anniversary of the Lease Commencement Date	$640,000.00
Fifth (5) anniversary of the Lease Commencement Date	$480,000.00
14.    California Required Disclosures. Notwithstanding anything to the contrary in the Lease, Article 24 shall apply with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises).
15.    No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD":
KILROY REALTY, L.P.,
a Delaware limited partnership
By: Kilroy Realty Corporation,
a Maryland corporation
Its: General Partner
By:
Name:
Its:
By:
Name:
Its:
"TENANT":
EVOFEM BIOSCIENCES, INC.,
a Delaware corporation
By:
Name:
Its:
By:
Name:
Its:

EXHIBIT A
OUTLINE OF EXPANSION PREMISES